Exhibit 99.4

Heritage Commerce Corp Declares Quarterly Cash Dividend

San Jose, California - July 31, 2006 - Heritage Commerce Corp (Nasdaq: HTBK), today announced its Board of Directors declared a $0.05 per share quarterly cash dividend. The dividend will be paid on September 1, 2006, to shareholders of record on August 10, 2006.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View and Los Altos. Heritage Bank of Commerce is also an SBA Preferred Lender ranked the fourth largest SBA lender in Northern California and fourteenth in the State of California, with Loan Production Offices in San Jose, Fremont, Fresno, Santa Cruz, Watsonville and Pittsburg, California.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include, but are not necessarily limited to, the Company’s ability to sustain dividend payments, fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, the ability to recognize identified cost savings, and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC